Exhibit 4.17

This short form prospectus is a base shelf prospectus. This short form base shelf prospectus has been filed under legislation authorities in all provinces of Canada except Québec that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirement is available.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale therein and only by persons permitted to sell such securities. See “Plan of Distribution”.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Executive Officer of Almaden Minerals Ltd. at Suite 210, 1333 Johnston Street, Vancouver, British Columbia, V6H 3R9, telephone (604) 689- 7644, and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	February 25, 2021

US$60,000,000

Common Shares

Warrants

Subscription Receipts

Units

Almaden Minerals Ltd. (“Almaden”, the “Company”, “we” or “us”) may offer and sell from time to time (i) common shares (“Common Shares”), (ii) warrants to purchase Common Shares (“Warrants”), (iii) subscription receipts that entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, Common Shares or Warrants (“Subscription Receipts”), (iv) securities comprised of more than one of Common Shares, Warrants and/or Subscription Receipts, offered together as a unit (“Units”) (collectively, the “Securities”) or a combination thereof in one or more series or issuances up to an aggregate total offering price of US$60,000,000 during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments thereto, remains effective. The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

Almaden is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, Canada, all of the Company’s directors and officers are residents of Canada, and some or all of the experts named in this Prospectus are residents outside of the United States, and all or a substantial portion of our assets and the assets of our officers and directors and those experts are located outside the United States.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or Canadian securities commission or regulatory authority nor has the SEC or any state or Canadian securities commission or regulatory authority passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences in Canada and the United States. Such consequences may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in this Prospectus under the heading “Certain Federal Income Tax Considerations” as well as the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

All applicable information permitted under applicable laws to be omitted from this Prospectus that has been omitted will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirement is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Prospective investors should read this Prospectus and any applicable Prospectus Supplement carefully before investing in any Securities issued pursuant to this Prospectus.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities to, or through, underwriters or dealers and may also offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. This Prospectus may qualify an “at-the market distribution” as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”). A Prospectus Supplement relating to each issue of Securities offered pursuant to this Prospectus will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company, if any, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. However, no underwriter or dealer involved in an “at-the-market distribution”, as defined in NI 44-102, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities. See “Plan of Distribution”.

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “AMM” and the NYSE American LLC (the “NYSE American”) under the symbol “AAU”. On February 24, 2021, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was $1.00 and on the NYSE American was US$0.81. Unless otherwise specified in the applicable Prospectus Supplement, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Subscription Receipts, Warrants and Units may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Subscription Receipts, Warrants and Units in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation.

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The sale of Common Shares may be effected from time to time in one or more transactions at non-fixed prices pursuant to transactions that are deemed to be “at the-market distributions” as defined in NI 44-102 including sales made directly on the NYSE American or the TSX or other existing trading markets for the Common Shares, and as set forth in a Prospectus Supplement for such purpose. See “Plan of Distribution”.

The Company’s head office is located at Suite 210, 1333 Johnston Street, Vancouver, British Columbia, V6H 3R9 and its registered office is located at 1177 West Hastings Street, Suite 1710, Vancouver, BC, Canada, V6E 2L3.

Edward Wellman and R. Breese Burnley, each a person named as having prepared or certified a report which is referenced in this Prospectus or in a document incorporated by reference, reside outside of Canada (see “Interests of Experts” below). Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process in Canada.

Investing in the Securities involves significant risks. Prospective purchasers of the Securities should carefully consider the risk factors described under the heading “Risk Factors” and elsewhere in this Prospectus, in documents incorporated by reference in this Prospectus and in the applicable Prospectus Supplement with respect to a particular offering of Securities.

All dollar amounts in this Prospectus are in Canadian dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

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TABLE OF CONTENTS

Page

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION	1
CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES	3
FINANCIAL INFORMATION	3
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION	3
DOCUMENTS INCORPORATED BY REFERENCE	3
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	5
AVAILABLE INFORMATION	5
THE COMPANY	5
RECENT UPDATES	6
CONSOLIDATED CAPITALIZATION	8
USE OF PROCEEDS	8
PLAN OF DISTRIBUTION	8
DESCRIPTION OF SECURITIES	9
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS	13
PRIOR SALES	14
TRADING PRICE AND VOLUME	15
RISK FACTORS	16
INTERESTS OF EXPERTS	17
LEGAL MATTERS	17
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES	17
STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION	18
CONTRACTUAL RIGHTS OF WITHDRAWAL AND RESCISSION	18
CERTIFICATE OF THE COMPANY	C-1

Readers should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Company has not authorized anyone to provide readers with different information. The Company is not making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. Readers should not assume that the information contained in this Prospectus and any applicable Prospectus Supplement is accurate as of any date other than the date on the front of such documents, regardless of the time of delivery of this Prospectus and any applicable Prospectus Supplement or of any sale of the Securities. Information contained on the Company’s website should not be deemed to be a part of this Prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Securities.

References to “Almaden”, the “Company”, “we” or “us” include direct and indirect subsidiaries of Almaden, where applicable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus, including the documents incorporated by reference herein, contain “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of applicable United States securities laws (referred to herein as “forward-looking information”). Forward-looking information includes statements that use forward-looking terminology such as “plans”, “expects”, “budget”, “estimates”, “intends”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved” or the negative of these terms or comparable terminology. By their nature, forward- looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements included in or incorporated by reference into this Prospectus include, but are not limited to, statements with respect to: anticipated results and developments in the Company’s operations; planned exploration and development on the Company’s Ixtaca gold and silver project on the Tuligtic Property (the “Ixtaca Project”); planned expenditures and budgets and the execution thereof; the feasibility of the Ixtaca Project; the Company’s forecasts and expected cash flows; the Company’s projected capital and operating costs; the Company’s expectations regarding mining and metallurgical recoveries; mine life and production rates; disclosure regarding the permitting review process for the Ixtaca Project; the impact of legal actions in Mexico including the impact of the Amparo (as defined below) proceedings; the Company’s plans to re-submit a revised MIA to Secretaría de Medio Ambiente y Recurso Naturales’ (“SEMARNAT”); the potential timing of the MIA resubmission; plans to continue regional exploration in an effort to expand the known resource at the Ixtaca Project; the expected extension of the Rock Creek Mill storage; the Company’s belief that the Ixtaca Project will, long after final closure, make meaningful and enduring positive contributions to surrounding communities and beyond, the Company’s expectation that the project would employ over 400 people over an 11-year mine life and would also provide updated infrastructure to the region, the impact of the project's proposed drystack tailing facilities, the Company’s belief that the Ixtaca Project can be a showcase for modern, responsible mineral development in Mexico and define new ground in the realm of sustainable mining; the potential impact of ore sorting results on project economics and design; the potential for further discoveries within the Ixtaca Project area; disclosure regarding potential project financing; permitting time lines and requirements; requirements for additional capital and expected use of proceeds; the Company’s cash resources and their adequacy to meet the Company’s working capital and mineral exploration needs for its next fiscal year; the possible effect of changes in interest rates and exchange rates on the Company’s future operations; the estimation of mineral reserves and mineral resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; success of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; limitations on insurance coverage; and any other statement that may predict, forecast, indicate or imply future plans, intentions, levels of activity, results, performance or achievements.

Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management, in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, as of the date of this Prospectus including, without limitation, assumptions about: both Almaden’s and the applicable Mexican authorities’ legal positions; the permitting and legal regimes in Mexico; future economic and political conditions; the timing and costs of future activities on the Company’s properties, including but not limited to development and operating costs in the event that a production decision is made; success, timing, accuracy and results of exploration and drilling programs (including metallurgical testing), development and environmental protection and remediation activities; stability and predictability in Mexico’s mineral tenure, mining, environmental and agrarian laws and regulations, as well as their application and judicial decisions thereon; continued respect for the rule of law in Mexico; prices for gold, silver and base metals remaining as estimated; future currency exchange rates remaining as estimated; availability of funds; capital, decommissioning and reclamation estimates; prices for energy inputs, labour, materials, supplies and services (including transportation); no labour-related disruptions; the ability to secure and maintain title and ownership to properties and the surface rights necessary for operations; community support in the Ixtaca Project; the ability to comply with environmental, health and safety laws; favourable equity and debt capital markets; the ability to raise any necessary capital on reasonable terms to advance the development of the Ixtaca Project; expectations about the ability to acquire resources and/or reserves through acquisition and/or development; future metal prices; the current exploration, development, environmental and other objectives concerning the Ixtaca Project being achieved and other corporate activities proceeding as expected; that third party contractors and equipment, including the Rock Creek mill, will be available and operate as anticipated; the accuracy of any mineral reserve and mineral resource estimates; the timing and reliability of sampling and assay data; the accuracy of budgeted exploration and development costs and expenditures; the cut-off grades; the taxation policies which will apply to the Ixtaca Project being consistent with the Company’s expectations; the price of other commodities such as fuel; rates and interest rates; operating conditions being favourable, including whereby the Company is able to operate in a safe, efficient and effective manner; political and regulatory stability; that all necessary governmental and third party approvals, licences and permits for the planned exploration, development and environmental protection activities will be obtained in a timely manner and on favourable terms; obtaining required renewals for existing approvals; sustained labour stability; positive relations with local groups and the Company’s ability to meet any obligations under agreements with such groups; stability in financial and capital goods markets; and availability of equipment.

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While the Company considers these assumptions to be reasonable, the assumptions are inherently subject to significant business, social, economic, political, legal, regulatory, competitive and other risks and uncertainties, contingencies and other factors that could cause actual actions, events, conditions, results, performance or achievements to be materially different from those projected in the forward-looking information. Many assumptions are based on factors and events that are not within the control of the Company and there is no assurance they will prove to be correct.

Furthermore, such forward-looking information involves a variety of known and unknown risks, uncertainties and other factors which may cause the actual plans, intentions, activities, results, performance or achievements of the Company to be materially different from any future plans, intentions, activities, results, performance or achievements expressed or implied by such forward-looking information. Such factors include, among others, risks related to: resource exploration and development; uncertainty in developing a commercially viable mining operation; impact of environmental impact assessment requirements on the Company’s planned exploration and development activities on the Ixtaca Project; history of net losses; lack of cash flow and assurance of profitability; the need for additional capital; uncertainty of obtaining additional funding requirements; governmental regulations and the ability to obtain necessary licences and permits; possible dilution to present and prospective shareholders; the material risk of dilution presented by a large number of outstanding share purchase options and warrants; volatility of share price; mineral prices not supporting corporate profit; unfavourable laws and regulations; political risk in Mexico, crime and violence in Mexico; corruption; environmental risks, including environmental matters under Mexican rules and regulations; certainty of mineral title and the outcome of litigation; political, economic and social uncertainties; community relations; uncertainty of reserves and mineralization estimates; risks related to mineral properties being subject to prior unregistered agreements, transfers or claims and other defects in title; changes in environmental laws; dependence on management and other key personnel; conflicts of interest; foreign operations; changes to Mexican mining taxes; foreign currency fluctuations; operating hazards and risks associated with the mining industry; the ability to manage growth; competition from other mining exploration companies; lack of a dividend policy; cybersecurity risks; foreign incorporation and civil liabilities; the Company being deemed a passive foreign investment company; the relatively low trading volume of the Common Shares; impairment of exploration and evaluation assets; changes in project parameters as plans continue to be refined; possible variations in ore reserves, grade or recovery rates; accidents, labour disputes and other risks of the mining industry; availability of third party contractors; failure of equipment to operate as anticipated; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; changes in the application of standards pursuant to existing laws and regulations which may increase costs of doing business and restriction operations; the Company’s dependence on one mineral project; and the unknown direct and indirect consequences of the COVID-19 pandemic, as well as those factors discussed under the heading “Risks and Uncertainties” in the Annual MD&A (defined below) and in the sections entitled “Item 3. Key Information - Risk Factors”, “Item 4. Information on the Company - Business Overview”, “Item 4. Information on the Company – Principal Property Interests” and “Item 5. Operating and Financial Review and Prospects” in the Company’s Annual Information Form (defined below) and all exhibits attached thereto. Although the Company has attempted to identify important factors that could cause actual actions, events, conditions, results, performance or achievements to differ materially from those described in forward-looking information, there may be other factors that cause actions, events, conditions, results, performance or achievements to differ from those anticipated, estimated or intended. See “Risk Factors” for a discussion of certain factors investors should carefully consider before deciding to invest in the Common Shares.

The Company cautions that the foregoing lists of important assumptions and factors are not exhaustive. Other events or circumstances could cause actual results to differ materially from those estimated or projected and expressed in, or implied by, the forward-looking information contained herein. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, investors should not place undue reliance on forward-looking information.

Forward-looking information contained herein is made as of the date of this Prospectus and the Company disclaims any obligation to update or revise any forward-looking information, whether as a result of new information, future events or results or otherwise, except as and to the extent required by applicable securities laws.

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CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

The disclosure in this Prospectus has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Disclosure, including scientific or technical information, has been made in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC. Accordingly, information contained in this Prospectus containing descriptions of the Company’s mineral properties may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

FINANCIAL INFORMATION

Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus is determined using IFRS, which differs from United States generally accepted accounting principles.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The financial statements of the Company incorporated by reference in this Prospectus are reported in Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in Canadian dollars and are referred to as “$” or “C$”. United States dollars are referred to as “US$”.

The high, low and average rates for the United States dollar in terms of the Canadian dollars for each of the years ended December 31, 2019 and 2018 and each of the two most recent nine-month periods ended September 30 as quoted by the Bank of Canada, were as follows:

	Nine Months ended Sept 30 (C$)		Year ended December 31 (C$)
	2020	2019	2019	2018
High	1.4496	1.3600	1.3600	1.3642
Low	1.2970	1.3038	1.2988	1.2288
Average	1.3541	1.3292	1.3269	1.2957

On February 24, 2021, the daily average exchange rate for United States dollars expressed in terms of the Canadian dollar, as reported by the Bank of Canada, was US$1.00 = C$1.2548.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in each of the applicable provinces of Canada and filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Executive Officer of the Company at Suite 210, 1333 Johnston Street, Vancouver, British Columbia, V6H 3R9 and are also available electronically in Canada at www.sedar.com or in the United States through EDGAR at www.sec.gov. The filings of the Company on SEDAR are not incorporated by reference in this Prospectus except as specifically set out herein.

The following documents, filed by the Company with the securities commissions or similar authorities in each of the applicable provinces of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	annual information form of the Company filed on Form 20-F for the year ended December 31, 2019 (the “Annual Information Form”);

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(b)	the audited consolidated financial statements of the Company for the years ended December 31, 2019, 2018 and 2017, together with the independent registered public accounting firm’s report thereon and the notes thereto;

(c)	management’s discussion and analysis of the Company for the year ended December 31, 2019 (the “Annual MD&A”);

(d)	the unaudited interim consolidated financial statements for the three and nine months ended September 30, 2020 (the “Interim FS”) but excluding the “Notice of No Auditor Review of Condensed Consolidated Interim Financial Statements” contained in the Interim FS;

(e)	management’s discussion and analysis for the nine months ended September 30, 2020;

(f)	the management information circular of the Company dated May 20, 2020 prepared in connection with the annual general meeting of shareholders of the Company held on June 30, 2020;

(g)	the material change report filed on August 6, 2020 with respect to the closing of the Company’s non-brokered private placement;

(h)	the material change report filed on March 31, 2020 with respect to the closing of the Company’s non-brokered private placement; and

(i)	the material change report filed on December 22, 2020 with respect to an update on permitting for the Ixtaca Project.

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions filed by the Company with the securities commissions or similar regulatory authorities in the applicable provinces of Canada after the date of this Prospectus and prior to the date that is 25 months from the date hereof shall be deemed to be incorporated by reference in this Prospectus. To the extent that any document or information incorporated by reference into this Prospectus is included in a report that is filed with or furnished to the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), such document or information shall also be deemed to be incorporated by reference as an exhibit to the Registration Statement (as defined below) (in the case of a report on Form 6-K, if and to the extent expressly provided in such report).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. The Company may also incorporate other information filed with or furnished to the SEC under the Exchange Act, provided that information included in any report on Form 6-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the offering of Securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed by the Company with the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements (and related management’s discussion and analysis for such periods), material change reports and management information circulars filed prior to the commencement of the Company’s financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous interim consolidated financial statements and the accompanying management’s discussion and analysis filed shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for the annual meeting of shareholders being filed by the Company with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous management information circular filed in respect of the prior annual meeting of shareholders shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

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DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement (as defined below) of which this Prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consent of Davidson & Company LLP; (3) powers of attorney from certain of the Company’s directors and officers; and (4) the consents of the “qualified persons” referred to in this Prospectus under “Interests of Experts”. A copy of any warrant agreement or subscription receipt agreement, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and applicable Canadian requirements and, in accordance therewith, files reports and other information with the SEC and with securities regulatory authorities in Canada. Under the multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Prospective investors may read and download any public document that the Company has filed with the securities commission or similar regulatory authority in each of the applicable provinces of Canada on SEDAR at www.sedar.com. The reports and other information filed by the Company with, or furnished to, the SEC can be inspected on the SEC’s website at www.sec.gov.

The Company has filed with the SEC a registration statement on Form F-10 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) with respect to the Securities. This Prospectus, including the documents incorporated by reference herein, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus, including the documents incorporated by reference herein, as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement can be found on EDGAR at the SEC’s website: www.sec.gov.

THE COMPANY

The Company is engaged in the business of the acquisition, exploration and when warranted, development of mineral properties. The sole mineral property owned by the Company is the Tuligtic Property which hosts the Ixtaca Project, located in Puebla State, Mexico. The Ixtaca Project is 100% owned by the Company, subject to a 2% net smelter return royalty held by Almadex Minerals Ltd. The Ixtaca Project is at the exploration and development stage.

For a further description of the business of the Company, see the item entitled “Information on the Company” in the Annual Information Form.

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RECENT UPDATES

Permitting Update

On December 21, 2020, the Company announced that it has received notification from the Mexican federal permitting authority, SEMARNAT, that the Company’s initial environmental permit application (“MIA”), a required permit in order to proceed to construction and operation of the Ixtaca Project, did not receive approval. The Company originally submitted the MIA in early 2019.

The Company notes that since submitting its original MIA application there have been three different changes of the minister in charge of SEMARNAT. Although there have not been any substantive changes in that time to the laws that govern the mining industry, the social and political dialogue surrounding the role and responsibilities of mining in Mexico has been dynamic. For example, in an address to the Mexican Congress on November 4, 2020, the current head of SEMARNAT stated that no new open pit mining concessions would be allowed in Mexico, notwithstanding the absence of any current statutory prohibitions under Mexican law.

The reasons cited by SEMARNAT for not approving the MIA include insufficient technical information regarding the impacts of the Ixtaca Project on the environment, local and regional area. Although not formally vested with authority on indigenous matters under a specific local body of law, SEMARNAT also expressed its opinion that indigenous persons are present in the area affected by the Ixtaca Project and indicated that this needs to be addressed in the context of obligations assumed by Mexico under ILO Convention 169 regarding the human right to free, prior, informed consultation of indigenous communities.

Following its review of SEMARNAT’s reasons, the Company engaged in conversations with a range of project and industry stakeholders in Mexico. Almaden remains convinced that the Ixtaca Project can be a showcase for modern, responsible mineral development in Mexico and to define new ground in the realm of sustainable mining. Accordingly, during 2021 the Company will be working towards submitting a revised MIA permit application which incorporates additional data presently available to the Company as well as data to be gathered in further field studies. In the meantime, the Company also plans to continue regional exploration in an effort to expand the known resource at the Ixtaca Project.

There is no assurance that any future MIA permit application will be successful. Such an application may be subject to challenge or litigation by third parties, which may delay any decision in respect of the MIA application or which may inhibit the Company’s ability to proceed with the Ixtaca Project even in the event of a positive outcome to the MIA application. Under Mexican law, in addition to the MIA permit, a number of additional permits from Federal, State, and Municipal authorities, including a Change of Use of Land permit, an explosives permit, a water usage permit, and permits relating to powerline construction and electrical use, among others, will be required in order to proceed to construction and operation of the Ixtaca Project. Almaden reiterates its commitment to comply with Mexican law.

Almaden is able to access and conduct exploration activities at the Ixtaca Project, including exploration drilling and field activities relating to the preparation of permits necessary for construction and operation of the Ixtaca Project without a MIA permit.

Mineral Title Lawsuit Update

In April 2019, in a lawsuit (the “Amparo”) involving mining concessions held by Almaden which includes the Ixtaca Project, a lower court in Puebla State ruled that Mexico’s mineral title system is unconstitutional on the basis that consultation of indigenous communities is not required before the granting of mineral title.

Mexico’s Federal Congress, Senate and Ministry of the Economy have each filed appeals against this decision before the Collegiate (appeals) Court in Mexico, as has the Company as an “interested party” in the action. The Company is not able to provide a timeframe regarding when a decision may be forthcoming from the Collegiate Court. The operations of the Collegiate Courts have been disrupted by the COVID–19 pandemic and normal response times have been substantially delayed. The Company is able to access and work on the Ixtaca Project while the Amparo is before the Collegiate Court.

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On January 13, 2021, the Second Chamber of the Supreme Court of Justice of the Nation (“SCJN”) issued a decision concerning a mining property in north Puebla state owned by a company unrelated to Almaden, where the constitutionality of Mexico’s mining laws had been challenged. The SCJN, in a unanimous decision, confirmed that Mexico’s mining law is constitutional. The Company’s Mexican constitutional law attorney has advised that this decision will have to be taken into account in the Amparo being appealed before the Collegiate Court.

In September, 2020, the second district court in Puebla State informed SEMARNAT that the existence of the Amparo does not prevent SEMARNAT from resolving a MIA in respect of the Ixtaca Project and that SEMARNAT is free to act within its jurisdiction and authority in respect of a MIA review.

The standards for local implementation of the obligations assumed by Mexico under ILO Convention 169 regarding the human right to free, prior, informed consultation of indigenous communities are currently evolving. In the event of a negative outcome on the Amparo, as a result of a new MIA application, or for other reasons, consultation with indigenous communities by Mexican authorities and the Company may be required as a part of the permitting process for the Ixtaca Project. In the event consultation is required, this may halt or result in a significant delay in project development notwithstanding the extensive engagement already conducted by the Company in relevant communities.

Mineral Tenure Update

On December 1, 2020, the Company announced that a Mexican court denied the appeal filed by the Company in October 2019 objecting to the reinstatement by the Mexican mining authorities of approximately 7,000 Ha of mineral claims surrounding the Ixtaca Project, which the Company had previously dropped. This court decision upheld the action of Mexican mining authorities that reinstated the Company’s original mineral claims covering the Ixtaca Project (the “Original Concessions”) as the Company’s sole mineral claims over the Ixtaca Project, and leaving the reduced mineral claims the Company was awarded in 2017 (the “New Concessions”) as held without effect.

The Company is currently studying the reasons for this judgement in order to plan next steps. In the meantime, the Original Concessions provide the Company with the same exploration and mining rights over the Company’s Ixtaca Project as the New Concessions would, with the exception that the Company’s mineral rights in the area are 7,000 Ha larger than they would otherwise be. The Company may not access or conduct any mining activities (including exploration/drilling activities) on the surface land of the Ejido Tecoltemi which constitutes 330 hectares at the extreme southeast edge of the Original Concessions in an area which the Company had sought to drop from its reduced mineral claims (the “Ejido Lands”). The Original Concessions over the Ejido Lands are subject to the Amparo. The Ejido Lands do not overlap the Ixtaca Project or its environmental or social area of impact. The Ejido Lands are in a different drainage basin than the Ixtaca Project and the Company does not need to travel though the Ejido Lands to access the Ixtaca Project. Almaden continues to file taxes and assessment reports on the reduced concessions, which have been accepted by the Mexican mining authorities, and Almaden has not received any notifications from the Mexican mining authorities regarding taxes on the Original Concessions. Almaden is presently working to clarify what additional taxes, if any, may be payable on the Original Concessions.

Update on Ixtaca Project

On December 11, 2018, the Company announced the results of a feasibility study titled “Ixtaca Gold-Silver Project, Puebla State, Mexico NI 43-101 Technical Report on the Feasibility Study”, which was prepared in accordance with NI 43-101. An update to the feasibility study was filed on SEDAR on October 3, 2019 (the “Technical Report”).

Certain feasibility study highlights are provided below. (Base case uses US$1,275 gold per ounce and US$17 per ounce silver prices. Gold and silver equivalency calculations assume a 75:1 ratio).

•	Average annual production of 108,500 ounces gold and 7.06 million ounces silver (203,000 gold equivalent ounces, or 15.2 million silver equivalent ounces) over the first six years;
•	After-tax internal rate of return of 42% and after-tax payback period of 1.9 years;
•	After-tax net present value of US$310 million at a 5% discount rate; and
•	Initial capital cost estimate of US$174 million.

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To date, the Company has invested approximately US$58 million in the discovery and advancement of the Ixtaca Project. In addition to the capital cost estimate of US$174 million, none of which has been spent to date, the Company anticipates incurring additional project expenditures of less than $10 million, exclusive of corporate general, administrative, discretionary exploration drilling, and financing costs, through to the commencement of construction, with such amounts relating to permitting costs, land acquisition, mill storage, and contingencies. Land acquisition costs generally refer to private acquisition agreements with surface landowners in order to facilitate the Change of Use of Land permit. The $10 million expenditure mentioned in this paragraph is not required for the purposes of maintaining the Ixtaca Project. Funding of this expenditure is anticipated to come through future equity offerings of the Company.

The Company expects to keep the Rock Creek Mill in storage until the MIA permit is approved. The Rock Creek Mill has been dismantled and prepared for shipping.

The significant events remaining prior to being in a position to commence construction are as follows:

•	MIA permit application and approval.
•	Change of Use of Land permit.
•	Project financing.

Subject to financing, the Company intends to proceed with the preparation of a revised MIA and a Change of Use of Land permit during 2021. These permits will require several months for preparation, and once submitted, in the normal course the MIA permit may take up to one year for review by SEMARNAT, and in the normal course the Change of Use of Land permit would require approximately three months for a response. The Company expects that preparation of the MIA permit will require a detailed review of the existing field study data, as well as some additional field work. The Change of Use of Land permit will require the completion of a detailed mine plan showing precise locations of buildings, roads, and other excavations along with the associated scheduling. The Company’s budget for the above significant events is approximately $1.0 million. In addition, should the Change of Use of Land permit be granted, the Company will be required to pay approximately $1.5 million to government authorities.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital of the Company, on a consolidated basis, since September 30, 2020.

USE OF PROCEEDS

Unless otherwise indicated in a Prospectus Supplement relating to a particular offering of Securities, the Company intends to use the net proceeds from the sale of Securities for general working capital purposes which may include preparation and submission of applications for permits required to commence construction of the Ixtaca Project, additional engineering work, exploration activities, legal and litigation costs and indigenous consultation costs, among other things, and for one or more other general corporate purposes including to complete corporate acquisitions, to, directly or indirectly, finance future growth opportunities and to repay existing or future indebtedness. More detailed information regarding the use of proceeds, and the amount of net proceeds to be used for any such purposes will be set forth in any applicable Prospectus Supplement. The Company may invest net proceeds which it does not immediately use. Such investments may include short-term marketable investment grade securities.

The Company is an exploration and development stage company and has not generated cash flow from operations. As at December 31, 2019 and during the nine months ended September 30, 2020, the Company had negative cash flow from operating activities. The Company expects to continue to incur negative consolidated operating cash flow and losses until such time as it achieves commercial production at a particular project.

PLAN OF DISTRIBUTION

The Company may, from time to time, during the 25-month period that this Prospectus remains valid, offer for sale and issue Securities. The Company may issue and sell up to an aggregate total offering price of US$60,000,000.

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The Company may sell the Securities, separately or together, to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents and any fees or compensation payable to them in connection with the offering and sale of a particular series or issue of Securities, the public offering price or prices of the Securities and the proceeds to the Company from the sale of the Securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the TSX, the NYSE American or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may over- allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter or dealer involved in an “at the market distribution”, as defined in NI 44-102, no affiliate of such an underwriter or dealer and no person acting jointly or in concert with such an underwriter or dealer will over allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

Unless otherwise specified in the applicable Prospectus Supplement, the Warrants, Subscription Receipts and Units will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Warrants, Subscription Receipts or Units may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Warrants, Subscription Receipts and Units in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange.

DESCRIPTION OF SECURITIES

Common Shares

The Company’s authorized share capital consists of an unlimited number of Common Shares without par value, of which 121,300,254 Common Shares were issued and outstanding as at February 24, 2021. There are also options outstanding to purchase up to 10,992,000 Common Shares at prices ranging from C$0.41 to C$1.13 and warrants outstanding to purchase up to 13,809,658 Common Shares at prices ranging from C$0.50 to C$1.50, as at February 24, 2021.

The holders of Common Shares are entitled to vote at all meetings of shareholders of the Company (with each Common Share having one vote), to receive dividends if, as and when declared by the board of directors and to participate rateably in any distribution of property or assets upon the liquidation, winding-up or other dissolution of the Company. Distribution in the form of dividends, if any, will be set by the board of directors. The Common Shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such shares.

Provisions as to the modification, amendment or variation of the rights attached to the share capital of the Company are contained in the Company’s articles and the British Columbia Business Corporations Act. Generally speaking, substantive changes to the share capital require the approval of the Company’s shareholders by special resolution (at least 66 2/3% of the votes cast).

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The Common Shares are listed on the TSX under the symbol “AMM” and NYSE American under the symbol “AAU”.

Warrants

Warrants may be issued independently or together with other Securities, and Warrants sold with other Securities may be attached or separate from the other Securities. Warrants may be issued under and governed by the terms of one or more warrant indentures (each a “Warrant Indenture”) between the Company and a warrant trustee (the “Warrant Trustee”) that will be named in the relevant Prospectus Supplement. Each Warrant Trustee will be a financial institution or trust company organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee. The Warrants may also be issued without the benefit of a Warrant Indenture, under a warrant certificate (each a “Warrant Certificate”), which will itself contain the terms of the Warrants.

This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture or Warrant Certificate. Prospective investors should refer to the applicable Warrant Indenture, as applicable, relating to the specific Warrants being offered for the complete terms of the Warrants. A copy of the form of Warrant Indenture, if any, will be filed with the applicable securities regulatory authorities in Canada and the United States.

The applicable Prospectus Supplement relating to any Warrants offered by the Company will describe the particular terms of those Warrants and include specific terms relating to the offering. This description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;

•	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

•	whether the Warrants will be listed on any exchange;

•	whether the Warrants will be governed by a Warrant Indenture or Warrant Certificates;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

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It is the Warrant Indenture, as supplemented by any applicable supplemental indenture, or the Warrant Certificate, as the case may be, and not the summary in the applicable Prospectus Supplement, which defines the rights of a holder of Warrants. There may be other provisions in the Warrant Indenture or the Warrant Certificate, as the case may be, which are important to a purchaser of Warrants. Such purchaser of Warrants should read the Warrant indenture or the Warrant Certificate, as the case may be, for a full description of the terms of the Warrants, the terms of which shall prevail to the extent of any inconsistency.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights as holders of the Common Shares issuable upon exercise of the Warrants.

Global Securities

Warrants may be issued in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

If Warrants are issued pursuant to a Warrant Indenture, the Warrant Indenture will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture.

The Company may amend any Warrant Indenture, Warrant Certificates and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

Subscription Receipts

The following description sets forth certain general terms and provisions of Subscription Receipts that may be issued hereunder and is not intended to be complete. Subscription Receipts may be issued at various times which will entitle holders thereof to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants, Units or any combination thereof. The Subscription Receipts may be offered separately or together with other Securities, as the case may be. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”) that will be named in the relevant Prospectus Supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any Subscription Receipts, one or more of such underwriters or agents may also be a party to the Subscription Receipt Agreement governing the subscription receipts sold to or through such underwriter or agent.

The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable Subscription Receipt Agreement. You should refer to the Subscription Receipt Agreement relating to the specific Subscription Receipts being offered for the complete terms of the Subscription Receipts. A copy of any Subscription Receipt Agreement relating to an offering or Subscription Receipts will be filed by the Company with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after the Company has entered into it.

The particular terms of each issue of Subscription Receipts will be described in the related Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:

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•	the designation and aggregate number of such Subscription Receipts being offered;

•	the price at which such Subscription Receipts will be offered;

•	the designation, number and terms of the Common Shares, Warrants, Units or any combination thereof to be received by the holders of such Subscription Receipts upon satisfaction of the release conditions, and any procedures that will result in the adjustment of those numbers;

•	the conditions (the “Release Conditions”) that must be met in order for holders of such Subscription Receipts to receive, for no additional consideration, Common Shares, Warrants, Units or any combination thereof;

•	the procedures for the issuance and delivery of the Common Shares to holders of such Subscription Receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of such Subscription Receipts upon delivery of the Common Shares, Warrants, Units or any combination thereof upon satisfaction of the Release Conditions;

•	the identity of the Escrow Agent;

•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of such Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions and if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

•	procedures for the refund by the Escrow Agent to holders of such Subscription Receipts of all or a portion of the subscription price of their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any contractual right of rescission to be granted to initial purchasers of such Subscription Receipts in the event that this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase such Subscription Receipts in the open market by private agreement or otherwise;

•	whether the Company will issue such Subscription Receipts as global securities and, if so, the identity of the depository for the global securities;

•	whether the Company will issue such Subscription Receipts as bearer securities, as registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms of such Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants, Units or any combination thereof, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether the Company will apply to list such Subscription Receipts on any exchange;

•	material United States and Canadian federal income tax consequences of owning such Subscription Receipts; and

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•	any other material terms or conditions of such Subscription Receipts.

Rights of Holders of Subscription Receipts Prior to Satisfaction of Release Conditions

The holders of Subscription Receipts will not be, and will not have the rights of, shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants, Units or any combination thereof on exchange or conversion of their Subscription Receipts, plus any cash payments, all as provided for under the Subscription Receipt Agreement and only once the Release Conditions have been satisfied.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts, plus their pro-rata entitlement to interest earned or income generated on such amount, if provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement.

Modifications

The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the Subscription Receipts issued thereunder may be made by way of a resolution of holders of Subscription Receipts at a meeting of such holders or consent in writing from such holders. The number of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

The Subscription Receipt Agreement will also specify that the Company may amend the Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holders of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

Units

Units are a security comprised of more than one of the other Securities described in this Prospectus offered together as a “Unit”. A Unit is typically issued so that the holder thereof is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each Security comprising the Unit. The agreement, if any, under which a Unit is issued and may provide that the Securities comprising the Unit may not be held or transferred separately at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the Prospectus Supplement filed in respect of such Units. This description will include, where applicable: (i) the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; (iii) whether the Units will be issued in registered or global form; and (iv) any other material terms and conditions of the Units.

See the descriptions of the other types of Securities that may be issued under this Prospectus for further information.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is subject to United States federal taxation. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

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PRIOR SALES

The following tables summarize the details of the Common Shares and any securities convertible or exchangeable for Common Shares issued by the Company during the 12-month period prior to the date of this Prospectus.

Common Shares

Date of Issuance	Price per Common Share ($)	Number of Common Shares	Reason for Issuance
March 27, 2020(1)	0.37	5,509,658	Private placement
June 23, 2020	0.47	5,000	Options exercised
June 23, 2020	0.41	15,000	Options exercised
August 6, 2020(2)	0.65	3,100,000	Private placement
September 17, 2020	0.83	15,000	Options exercised
September 18, 2020	1.25	25,000	Options exercised
September 21, 2020	0.50	20,000	Warrants exercised
September 23, 2020	0.79	50,000	Options exercised
September 23, 2020	1.25	13,818	Options exercised
September 29, 2020	1.14	25,416	Options exercised
September 30, 2020	0.83	23,000	Options exercised
November 3, 2020	0.86	20,000	Options exercised
November 6, 2020	0.86	5,000	Options exercised
November 19, 2020	0.86	30,000	Options exercised
December 10, 2020	0.86	66,643	Options exercised
February 1, 2021	0.84	100,000	Options exercised
February 4, 2021	0.84	25,000	Options exercised
February 4, 2021	0.69	25,000	Options exercised
February 5, 2021	0.84	250,000	Options exercised
February 12, 2021	0.69	175,000	Options exercised
February 16, 2021	0.80	75,000	Options exercised

Stock Options and Warrants

Date of Issuance	Type of Security	Exercise Price per Security ($)	Number of Securities
March 27, 2020(1)	Warrants	0.50	5,509,658
August 6, 2020(2)	Warrants	0.90	3,100,000
March 4, 2020	Options	0.47	1,130,000
April 13, 2020	Options	0.41	115,000
April 29, 2020	Options	0.58	220,000
May 1, 2020	Options	0.62	700,000
June 9, 2020	Options	0.64	2,180,000
October 1, 2020	Options	1.13	1,346,000
December 15, 2020	Options	0.89	972,000

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Date of Issuance	Type of Security	Exercise Price per Security ($)	Number of Securities
February 9, 2021	Options	0.97	450,000

Note:

(1)	Issued pursuant to a non-brokered private placement involving the issuance of 5,509,658 units at $0.37 per unit. Each unit consists of one Common Share and one non-transferable common share purchase warrant. Each warrant allows the holder to purchase one Common Share at a price of $0.50 per share until March 27, 2023.
(2)	Issued pursuant to a non-brokered private placement involving the issuance of 3,100,000 units at $0.65 per unit. Each unit consists of one Common Share and one non-transferable common share purchase warrant. Each warrant allows the holder to purchase one Common Share at a price of $0.90 per share until August 6, 2023.

TRADING PRICE AND VOLUME

The Common Shares are listed and posted for trading on the TSX and the NYSE American under the symbols “AMM” and “AAU”, respectively. The following table sets forth, for the periods indicated, the high and low sale prices per Common Share and the total monthly trading volumes, as reported on the TSX.

Month	High ($)	Low ($)	Volume
January 2020	0.79	0.64	610,795
February 2020	0.70	0.38	1,153,077
March 2020	0.61	0.31	1,203,184
April 2020	0.68	0.38	911,431
May 2020	0.68	0.54	830,312
June 2020	0.77	0.61	657,165
July 2020	0.97	0.64	4,525,641
August 2020	1.10	0.80	3,268,917
September 2020	1.43	0.83	2,860,683
October 2020	1.35	1.00	1,609,617
November 2020	1.60	1.22	2,298,282
December 2020	1.40	0.59	5,540,452
January, 2021	1.08	0.61	3,047,301
February 1 – 24, 2021	1.52	0.83	4,427,311

The following table sets forth, for the periods indicated, the high and low sale prices per Common Share and the total monthly trading volumes, as reported on the NYSE American.

Month	High (US$)	Low (US$)	Volume
January 2020	0.61	0.49	4,672,205
February 2020	0.50	0.28	8,295,600
March 2020	0.42	0.21	9,422,503
April 2020	0.49	0.26	8,672,321
May 2020	0.49	0.38	7,584,731
June 2020	0.59	0.45	7,659,342

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Month	High (US$)	Low (US$)	Volume
July 2020	0.75	0.47	18,296,782
August 2020	0.84	0.60	14,959,843
September 2020	1.09	0.64	17,091,444
October 2020	1.03	0.75	14,704,088
November 2020	1.24	0.93	12,037,097
December 2020	1.07	0.45	50,040,282
January, 2021	0.85	0.46	106,858,051
February 1 – 24, 2021	1.20	0.65	167,249,252

At the close of business on February 24, 2021, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares as quoted by the TSX was $1.00 and on the NYSE American was US$0.81.

RISK FACTORS

An investment in Securities of the Company is subject to certain risks, which should be carefully considered by prospective investors before purchasing such Securities. In addition to the other information set out or incorporated by reference in this Prospectus currently and from time to time, investors should carefully consider the risk factors incorporated by reference in this Prospectus referred to below and the risk factors set forth in any applicable Prospectus Supplement. Any one of such risk factors could materially affect the Company’s business, financial condition and/or future operating results and prospects and could cause actual events to differ materially from those described in forward-looking statements and information relating to the Company. Additional risks and uncertainties not currently identified by the Company or that the Company currently believes not to be material also may materially and adversely affect the Company’s business, financial condition, operations or prospects. Investors should carefully consider the risks described under the headings “Item 3. Key Information - Risk Factors”, “Item 4. Information on the Company - Business Overview”, “Item 4. Information on the Company – Principal Property Interests”, “Item 5.  Operating and Financial Review and Prospects” and in the exhibits attached to the Annual Information Form incorporated by reference herein, the risk factors described in the Annual MD&A and the risk factors set forth below and in any applicable Prospectus Supplement. See “Documents Incorporated by Reference.”

Update on Permitting Risks

In December 2020, the Company received notification from SEMARNAT that its environmental permit application (defined above as the “MIA”) for the Ixtaca Project submitted in 2019 did not receive approval. There is no assurance that any future MIA permit application will be successful. Such an application may be subject to challenge or litigation by third parties, which may delay any decision in respect of the MIA application or which may inhibit the Company’s ability to proceed with the Ixtaca Project even in the event of a positive outcome to the planned resubmitted MIA application. Under Mexican law, in addition to the MIA permit, a number of additional permits from Federal, State, and Municipal authorities, including a Change of Use of Land permit, an explosives permit, a water usage permit, and permits relating to powerline construction and electrical use, among others, will be required before proceeding to construction and operation of the Ixtaca Project.

Until the MIA is approved, for which there is significant uncertainty about time and outcome, and other necessary permits as described herein are obtained, any funds raised by the Company cannot be used to proceed to construction and operation of the Ixtaca Project and may be used for working capital, including expenditures relating to permitting costs, exploration and drilling activities, land acquisition, mill storage, community activities within the social area of impact of the project and contingencies.

The Company notes that since early 2019 there have been three different changes of the minister in charge of SEMARNAT. Although there have not been any substantive changes in that time to the laws that govern the mining industry, the social and political dialogue surrounding the role and responsibilities of mining in Mexico has been dynamic. For example, in an address to the Mexican Congress on November 4, 2020, the current head of SEMARNAT stated that no new open pit mining concessions would be allowed in Mexico, notwithstanding the absence of any current statutory prohibitions under Mexican law.

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Update on Mineral Title Risks

The Tuligtic Property, which includes the Ixtaca Project, is the Company’s only property as of the date of the prospectus. The Tuligtic Property includes claims over the Ejido Lands, which are subject to the Amparo filed on April 7, 2015. In the event of a negative outcome on the Amparo, as a result of a new MIA application, or for other reasons, consultation with indigenous communities by Mexican authorities and the Company may be required as a part of the permitting process for the Ixtaca Project. In the event consultation is required, this may halt or result in a significant delay in project development notwithstanding the extensive engagement already conducted by the Company in relevant communities. The standards for local implementation of the obligations assumed by Mexico under ILO Convention 169 regarding the human right to free, prior, informed consultation of indigenous communities are currently evolving. The Company is not able to provide a timeframe regarding when a decision may be forthcoming from the Collegiate Court on the lower court decision of the Amparo. Additionally, the operations of the Collegiate Courts have been disrupted by the COVID–19 pandemic and normal response times have been substantially delayed.

There are significant risks that the outcome of the Amparo proceedings may not be known for an extended period of time, and if the Mineral Title dispute is not decided in a manner favourable to the Company, the Company may lose the ownership of some or all of its mineral claims. If the Company lost all of its mineral claims it would not have a business and investors may lose their entire investment. Therefore, an investment in the Company’s securities is suitable only for those purchasers who are willing to risk a loss of all of their investment and who can afford to lose all of their investment.

INTERESTS OF EXPERTS

Information of a scientific or technical nature in respect of the Ixtaca Project included or incorporated by reference in this Prospectus, including the scientific and technical information disclosed in the Annual Information Form, as described under the heading “Principal Property Interests” on page 31 of the Annual Information Form, has been prepared or certified, as applicable, by Morgan J. Poliquin, P.Eng., Jesse Aarsen, P.Eng., Tracey Meintjes, P.Eng., Edward Wellman PE, PG, CEG, Clara Balasko, P.E., Kristopher Raffle, P.Geo., and Gary Giroux, M.A.Sc., P.Eng. As of the date hereof, Morgan Poliquin, the President and Chief Executive Officer of the Company, holds approximately 1.5% of the Common Shares of the Company. Ms. Balasko, who was one of the authors of the Technical Report, no longer works for SRK Consulting (U.S.), Inc. Accordingly, R. Breese Burnley, P.E. of SRK Consulting (U.S.) Inc. has assumed responsibility for the portions of the scientific and technical information previously attributed to Ms. Balasko. To the best of the Company’s knowledge, after reasonable inquiry, as of the date hereof, the other aforementioned individuals and, as applicable, their firms, beneficially own, directly or indirectly, less than 1% of the Common Shares of the Company.

Davidson & Company LLP is the auditor of the Company and has advised the Company that they are independent of the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon on behalf of the Company by Borden Ladner Gervais LLP, as to Canadian legal matters, and Dorsey & Whitney LLP, as to United States legal matters. As of the date hereof, the partners and associates of Borden Ladner Gervais LLP own, directly or indirectly, less than 1% of the Common Shares.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Company is a British Columbia company. All of the directors and officers of the Company and all but two of the experts named under “Interests of Experts” herein are resident outside of the United States and a substantial portion of the Company’s assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Company, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Company or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws. The Company has been advised by its Canadian counsel, Borden Ladner Gervais LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised by Borden Ladner Gervais LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

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The Company filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Puglisi & Associates as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court, arising out of or related to or concerning the offering of Securities under this Prospectus.

Edward Wellman and R. Breese Burnley, each a person named as having prepared or certified a report which is referenced in this Prospectus or in a document incorporated by reference, reside outside of Canada (see “Interests of Experts” above). Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process in Canada.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces of Canada, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the Prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

CONTRACTUAL RIGHTS OF WITHDRAWAL AND RESCISSION

Original purchasers of Securities which are convertible, exchangeable or exercisable for other securities of the Company, including Warrants if offered separately, will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Securities. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the Warrant or Subscription Receipt, as the case may be, the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this Prospectus, the relevant Prospectus Supplement or an amendment thereto contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

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CERTIFICATE OF THE COMPANY

Dated: February 25, 2021

This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of a particular distribution of securities under the prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement as required by the securities legislation of the provinces of Canada, other than Québec.

(signed) Morgan Poliquin	(signed) Korm Trieu
President and Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(signed) J. Duane Poliquin	(signed) William Worrall
Chairman and Director	Director

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